Exhibit 99.2

Gain Therapeutics Announces Pricing of $9.4 Million Public Offering and

Concurrent Private Placement of Common Stock and Warrants

BETHESDA, Md., Nov. 21, 2023 – Gain Therapeutics, Inc. (“Gain” or the “Company”) (Nasdaq: GANX) today announced the pricing of an underwritten public offering of 2,213,044 shares of its common stock and warrants to purchase up to an aggregate of 1,106,522 shares of its common stock at a combined public offering price of $2.005 per share and accompanying warrant. The public offering price for each set of two shares of common stock and accompanying warrant to purchase one share of common stock is $4.01 per set of securities, yielding an effective price of $2.00 per share and $0.01 per warrant. The warrants are being sold at the rate of one warrant for every two shares of common stock. The warrants will have an exercise price of $2.75 per share, are exercisable immediately upon issuance, and will expire five years following the date of issuance.

In connection with the offering, Gain has granted the underwriters a 30-day option to purchase up to an additional 15% of shares of common stock and/or warrants to purchase shares of common stock at the public offering price, less underwriting discounts and commissions.

In a private placement to be completed concurrently with the completion of the public offering, Gain will issue to an accredited investor an aggregate of 2,500,088 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase up to 2,500,088 shares of common stock. The offering price per share and accompanying warrant sold in the private placement is $2.00. The warrants issued in the private placement will be exercisable at an exercise price of $2.75 per share, will be exercisable beginning six months after issuance and will expire five years from the date of issuance.

Newbridge Securities Corporation is acting as the sole book-running manager for the public offering and as placement agent for the private placement. Allele Capital Partners, LLC is acting as Financial Advisor to Gain.

Gain expects to receive aggregate gross proceeds from the public and private offering, excluding the exercise of the underwriters’ option, if any, of approximately $9.4 million, excluding underwriting and placement agent discounts and commissions and other offering-related expenses.

The offerings are expected to close on or about November 24, 2023, subject to customary closing conditions.

Gain intends to use the net proceeds from the offerings to continue clinical and nonclinical development of its lead product candidate GT-02287 for the treatment of neurodegenerative diseases including GBA1 Parkinson’s disease and for general corporate purposes.

The securities in the public offering are being offered pursuant to a prospectus supplement and an accompanying base prospectus forming part of a shelf registration statement on Form S-3 (File No. 333-265061), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on June 1, 2022. A preliminary prospectus supplement and accompanying base prospectus relating to the public offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement relating to the public offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying base prospectus may be obtained for free by contacting Newbridge Securities Corporation, Attn: Equity Syndicate Department, 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432, by email at syndicate@newbridgesecurities.com or by telephone at (877) 447-9625.

The private placement is being conducted pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933 and/or Rule 506(b) promulgated thereunder.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287, in development for the treatment of GBA1 Parkinson’s disease, is currently being evaluated in a Phase 1 clinical trial.

Leveraging AI-supported structural biology, proprietary algorithms and supercomputer-powered physics-based models, the company’s SEE-Tx® discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering and uncertainties related to the offerings and the use of proceeds from the offerings. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s prospectus supplement to be filed with the SEC, and the documents incorporated by reference therein, including the Company’s Form 10-K for the year ended December 31, 2022 and Forms 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor & Media Contact:

Susan Sharpe

Linnden Communications

(919) 602-2330

susan@linndencom.com